EXHIBIT 99.1

SDI Announces Extension of Stock Repurchase Program

BRISTOL, Pa., June 8, 2006 (PRIMEZONE) -- SDI (Strategic Distribution, Inc.) (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services in North America, today announced that the Company's Board of Directors has authorized the extension of its 2001 stock repurchase program under which the Company is authorized to repurchase up to 1,000,000 shares of Strategic Distribution Common Stock. The extension is effective immediately and is expected to continue for a period of one year unless further extended by the Company's Board.

The repurchase program permits SDI to buy its shares from time to time in the open market or in privately negotiated transactions, at management's discretion, in accordance with applicable securities laws and regulations. The purchases will be funded from the Company's available cash and the repurchased shares will be held in treasury.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the Company's Web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2005 annual report as filed on Form 10-K with the Securities and Exchange Commission.

CONTACT:  Strategic Distribution, Inc.
          Philip D. Flynt, Chief Financial Officer
          (800) 322-2644, x1921